Exhibit: 77K

Effective April 30, 2014, Kalmar Pooled Investment Trust (the
"Trust'') dismissed Deloitte & Touche LLP ("Deloitte'') as the independent registered public accounting firm to the Trust.

Deloitte's reports on the Trust's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust's two most recent fiscal years and through April 30, 2014:
(i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years; and (ii) there were no "reportable events'' of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust, by action of its Audit Committee, which was confirmed and approved by its Board of Trustees, engaged Tait Weller & Baker LLP ("Tait Weller") effective April 30, 2014 as the independent registered public accounting firm to audit the Trust's financial statements for the fiscal year ending December 31, 2014. The selection of Tait Weller does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Trust's prior independent registered public accounting firm, Deloitte. During the Trust's two most recent fiscal years, neither the Trust, nor anyone on their behalf, consulted with Tait Weller on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Trust has requested that Deloitte furnish it with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether Deloitte agrees with the above statements with respect to Deloitte. A copy of the letter from Deloitte to the SEC is filed as an Exhibit to this Form N-SAR.